Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates, Inc.
Leslie J. Browne, Ph.D.,	Anne Marie Fields
President & CEO	(afields@lhai.com)
(732) 296-8400	(212) 838-3777

SENESCO TECHNOLOGIES REGAINS NYSE AMEX LISTING COMPLIANCE

NEW BRUNSWICK, N.J. (November 2, 2010) – Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) today announced that the Company has received a letter from the NYSE Amex LLC (the "Exchange") informing Senesco that it has now resolved matters related to the Company's exchange listing compliance.

The letter stated that based upon a review of publicly available information, the Company has resolved the continued listing deficiency with respect to Section 1003(a)(iii) of the NYSE Amex LLC Company Guide referenced in the Exchange’s letter dated October 29, 2009.  The Exchange also indicated that, as is the case for all listed issuers, the Company's continued listing eligibility will be assessed on an ongoing basis and that the Company is subject to the provisions of Section 1009(f) of the NYSE Amex Company Guide, which may be accessed at www.nyse.com/regulation.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis.  Accelerating apoptosis may have application in treating cancer, while delaying apoptosis may have application in certain inflammatory and ischemic diseases.  The Company is preparing to initiate a human clinical trial in multiple myeloma with its lead therapeutic candidate SNS01-T.  Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to continue to comply with the continued listing standards of the NYSE/AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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